Exhibit 23.2 Consent of Stonefield Josephson, Inc., Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-76128) pertaining to the 1991 Qualified Stock Option Plan and 1991 Nonqualified Stock Option Plan, in the Registration Statement (Form S-8 No. 33-82016) pertaining to the 1993 Non-Employee Director Stock Option Plan, in the Registration Statement (Form S-8 No. 333-08049) pertaining to the 1996 Stock Option Plan and in the Registration Statement (Form S-8 No. 333-44410) pertaining to the 1993 Non-Employee Director Stock Option Plan and 1996 Stock Option Plan, of our report dated March 5, 2006, with respect to the consolidated statements of operations, stockholders equity and cash flows of Cellular Technical Services Company, Inc. for the year ended December 31, 2005 included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Stonefield Josephson, Inc.

Los Angeles, California
April 2, 2007